Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form F-3 of MindWalk Holdings Corp. (formerly known as ImmunoPrecise Antibodies Ltd.) (the “Company”) and the ATM prospectus supplement included therein, of our report dated July 22, 2026 with respect to the consolidated financial statements of the Company as at and for the year ended April 30, 2026, as included in the Annual Report on Form 20-F of the Company for the year ended April 30, 2026, as filed with the United States Securities Exchange Commission. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada

Chartered Professional Accountants

July 27, 2026